Exhibit 99

Eaton Reports Record Operating Earnings Per Share of $1.29, Up 15 Percent
Operating Cash Flow Excluding Legal Settlements a Record $943 Million
Record Segment Operating Margins
DUBLIN, Ireland … Power management company Eaton Corporation plc (NYSE:ETN) today announced that operating earnings per share, which exclude charges of $0.03 per share to integrate recent acquisitions, were a record $1.29 for the third quarter of 2014, up 15 percent over the third quarter of 2013. Sales in the third quarter of 2014 were $5.7 billion, 2 percent above the same period in 2013. Sales growth consisted of 3 percent growth in core sales offset by 1 percent of negative foreign exchange. Operating earnings for the third quarter of 2014, excluding pre-tax charges of $19 million to integrate recent acquisitions, were $616 million, an increase of 15 percent over 2013.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We had a very strong quarter, setting numerous performance records at both the segment and corporate level. Third quarter results came in near the high end of our guidance for the quarter. Our segment operating margins, which exclude acquisition integration charges, were a record 16.0 percent as productivity gains and effective cost control more than offset the impact of modestly lower-than-expected revenues.
“Our third quarter bookings in both of our Electrical segments again showed good growth, as did orders in our Aerospace segment,” said Cutler. “Reflecting the continued slower growth in our markets outside North America, we now estimate our markets in 2014 are likely to grow 2 percent, down from our prior estimate of 3 percent.
“Excluding the payments made to resolve the litigation we settled in the second quarter, our operating cash flow in the third quarter was $943 million, a quarterly record,” said Cutler. “During the quarter we repurchased $225 million of our shares. We have spent $324 million on share repurchases this year.
“We anticipate operating earnings per share for the fourth quarter of 2014, which exclude an estimated $32 million of charges to integrate our recent acquisitions, to be between $1.15 and $1.25,” said Cutler. “We are maintaining the midpoint of our full year 2014 guidance. Strong productivity growth and tight expense control are offsetting the impact of negative foreign exchange and lower market growth. Our updated guidance for 2014 operating earnings per share, which exclude an estimated $154 million in acquisition integration charges, and which are also adjusted for the impact of the Aerospace divestitures and the legal settlements, is between $4.55 and $4.65, an increase of 11 percent compared to last year.”
Business Segment Results
Sales for the Electrical Products segment were a record $1.9 billion, up 3 percent over 2013. Operating profits were $330 million. Excluding acquisition integration charges of $8 million during the quarter, operating profits were a record $338 million, up 9 percent over the third quarter of 2013.
“Electrical Products had strong operating margins, coming in at 18.0 percent,” said Cutler. “Our bookings in the third quarter were up 5 percent over the third quarter a year ago, continuing our strong momentum this year.”
Sales for the Electrical Systems and Services segment were a record $1.7 billion, up 1 percent over third quarter of 2013. The segment reported operating profits of $238 million. Excluding acquisition integration charges of $4 million during the quarter, operating profits were $242 million.
“The rebound in Electrical Systems and Services operating margins to 14.6 percent reflects significant progress on the initiatives we laid out at the beginning of the quarter,” said Cutler. “Bookings in the third quarter were up 3 percent over the third quarter of 2013.”
Hydraulics segment sales were $733 million, down 1 percent from the third quarter of 2013. Operating profits in the third quarter were $84 million. Excluding acquisition integration charges of $2 million, operating profits were $86 million, a decrease of 11 percent.
“The Hydraulics markets in the third quarter of 2014 were about the same as in the second quarter of 2014, with pockets of strength in industrial applications offset by weakness in agricultural equipment globally and construction equipment in China,” said Cutler. “Our bookings in the quarter decreased 6 percent compared to the third quarter of 2013.”

Aerospace segment sales were $454 million, up 1 percent over the third quarter of 2013. Sales growth consisted of 6 percent core growth and 1 percent growth from foreign exchange, offset by a 6 percent reduction from the second quarter divestitures. Operating profits in the third quarter were $72 million, up 13 percent over the third quarter of 2013.
“Our Aerospace margins of 15.9 percent in the third quarter reflected strong operating performance and the benefits of higher aftermarket shipments,” said Cutler. “Bookings in the quarter rose 12 percent, driven by increased OEM orders.”
The Vehicle segment posted sales of $1.0 billion, up 5 percent compared to the third quarter of 2013. The segment reported operating profits in the third quarter of $176 million, up 9 percent compared to the third quarter of 2013.
“North American markets were particularly strong in the quarter while South American markets continued to be weak,” said Cutler. “We now expect the NAFTA Class 8 truck market to be 295,000 in 2014, up from our prior estimate of 290,000.”
Eaton is a power management company with 2013 sales of $22.0 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 103,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning fourth quarter 2014 operating earnings per share, full year 2014 operating earnings per share, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company’s comparative financial results for the three months and nine months ended September 30, 2014 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2014	2013	2014	2013
Net sales	$5,728	$5,607	$16,987	$16,519

Cost of products sold	3,916	3,883	11,799	11,488
Selling and administrative expense	961	967	2,907	2,885
Litigation settlements	—	—	644	—
Research and development expense	163	166	493	479
Interest expense - net	56	63	173	209
Other (income) expense - net	(10)	7	(181)	3
Income before income taxes	642	521	1,152	1,455
Income tax expense (benefit)	37	7	(66)	64
Net income	605	514	1,218	1,391
Less net income for noncontrolling interests	(3)	(4)	(6)	(9)
Net income attributable to Eaton ordinary shareholders	$602	$510	$1,212	$1,382

Net income per ordinary share
Diluted	$1.26	$1.07	$2.53	$2.90
Basic	1.27	1.08	2.55	2.92

Weighted-average number of ordinary shares outstanding
Diluted	477.2	477.2	478.2	476.2
Basic	474.8	474.0	475.5	473.1

Cash dividends declared per ordinary share	$0.49	$0.42	$1.47	$1.26

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$602	$510	$1,212	$1,382
Excluding acquisition integration charges and transaction costs (after-tax)	14	26	81	73
Operating earnings	$616	$536	$1,293	$1,455

Net income per ordinary share - diluted	$1.26	$1.07	$2.53	$2.90
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.03	0.05	0.17	0.15
Operating earnings per ordinary share	$1.29	$1.12	$2.70	$3.05
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2014	2013	2014	2013
Net sales
Electrical Products	$1,875	$1,817	$5,433	$5,235
Electrical Systems and Services	1,655	1,639	4,807	4,784
Hydraulics	733	739	2,302	2,267
Aerospace	454	448	1,404	1,328
Vehicle	1,011	964	3,041	2,905
Total net sales	$5,728	$5,607	$16,987	$16,519

Segment operating profit
Electrical Products	$330	$301	$880	$814
Electrical Systems and Services	238	231	601	668
Hydraulics	84	89	286	271
Aerospace	72	64	203	193
Vehicle	176	161	482	465
Total segment operating profit	900	846	2,452	2,411

Corporate
Litigation settlements	—	—	(644)	—
Amortization of intangible assets	(107)	(110)	(326)	(325)
Interest expense - net	(56)	(63)	(173)	(209)
Pension and other postretirement benefits expense	(31)	(55)	(114)	(136)
Inventory step-up adjustment	—	—	—	(34)
Other corporate expense - net	(64)	(97)	(43)	(252)
Income before income taxes	642	521	1,152	1,455
Income tax expense (benefit)	37	7	(66)	64
Net income	605	514	1,218	1,391
Less net income for noncontrolling interests	(3)	(4)	(6)	(9)
Net income attributable to Eaton ordinary shareholders	$602	$510	$1,212	$1,382
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
(In millions)
Assets
Current assets
Cash	$655	$915
Short-term investments	335	794
Accounts receivable - net	3,972	3,648
Inventory	2,498	2,382
Deferred income taxes	581	577
Prepaid expenses and other current assets	390	415
Total current assets	8,431	8,731

Property, plant and equipment - net	3,702	3,833

Other noncurrent assets
Goodwill	14,088	14,495
Other intangible assets	6,739	7,186
Deferred income taxes	241	240
Other assets	1,038	1,006
Total assets	$34,239	$35,491

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1	$13
Current portion of long-term debt	412	567
Accounts payable	2,038	1,960
Accrued compensation	424	461
Other current liabilities	2,111	1,913
Total current liabilities	4,986	4,914

Noncurrent liabilities
Long-term debt	8,587	8,969
Pension liabilities	1,170	1,465
Other postretirement benefits liabilities	675	668
Deferred income taxes	1,035	1,313
Other noncurrent liabilities	1,141	1,299
Total noncurrent liabilities	12,608	13,714

Shareholders’ equity
Eaton shareholders’ equity	16,587	16,791
Noncontrolling interests	58	72
Total equity	16,645	16,863
Total liabilities and equity	$34,239	$35,491
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2014 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating cash flows excluding litigation settlement payments, operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance and liquidity period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. LEGAL CONTINGENCIES
On October 5, 2006, ZF Meritor LLC and Meritor Transmission Corporation (collectively, Meritor) filed an action against Eaton in the United States District Court for Delaware. The action sought damages, which would be trebled under United States antitrust laws, as well as injunctive relief and costs. The suit alleged that Eaton engaged in anti-competitive conduct against Meritor in the sale of heavy-duty truck transmissions in North America. On June 23, 2014, Eaton announced it signed a settlement agreement with Meritor in the amount of $500 that resolved the lawsuit and removed the uncertainty of a trial and appeal process. On July 16, 2014, Eaton paid Meritor the $500.
Frisby Corporation, now known as Triumph Actuation Systems, LLC, and other claimants (collectively, Triumph) asserted claims alleging, among other things, unfair competition, defamation, malicious prosecution, deprivation of civil rights, and antitrust in the Hinds County Circuit Court of Mississippi in 2004 and in the Federal District Court of North Carolina in 2011. Eaton had asserted claims against Triumph regarding improper use of trade secrets and these claims were dismissed by the Hinds County Circuit Court. On June 18, 2014, Eaton announced it signed a settlement agreement with Triumph in the amount of $147.5 that resolved all claims and lawsuits and removed the uncertainty of a trial and appeal process. On July 8, 2014, Eaton paid Triumph the $147.5.
During the third quarter of 2014, operating cash flows of $289 would have been $943 excluding $654 of payments made during the third quarter of 2014 for Meritor, Triumph, and related litigation settled during the second quarter of 2014.

Note 2. ACQUISITIONS AND SALES OF BUSINESSES
Eaton's most recently acquired businesses, and the related annual sales prior to acquisition, are summarized below:

Acquired businesses	Date of transaction	Business segment	Annual sales

Cooper Industries plc (Cooper)	November 30, 2012	Electrical Products; Electrical Systems and Services	$5,409 for 2011
A diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Systems and Services	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Acquired businesses	Date of transaction	Business segment	Annual sales

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Systems and Services	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.
See Note 3 for information about acquisition integration charges and transaction costs related to these acquisitions.
Sale of Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions
On January 20, 2014, Eaton announced it entered into an agreement to sell the Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses to Safran for $270. The sale closed on May 9, 2014 and resulted in a pre-tax gain of $154.
Sale of Apex Tool Group, LLC
In July 2010, Cooper formed a joint venture, named Apex Tool Group, LLC (Apex), with Danaher Corporation (Danaher). On October 10, 2012, Cooper and Danaher announced they had entered into a definitive agreement to sell Apex to Bain Capital for approximately $1.6 billion, subject to post-closing adjustments. On February 1, 2013, the sale of Apex was completed.

Note 3. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended September 30
	2014	2013	2014	2013	2014	2013
Acquisition integration charges
Electrical Products	$8	$9	$330	$301	$338	$310
Electrical Systems and Services	4	10	238	231	242	241
Hydraulics	2	8	84	89	86	97
Aerospace	—	—	72	64	72	64
Vehicle	—	—	176	161	176	161
Total business segments	14	27	$900	$846	$914	$873
Corporate	5	9
Total acquisition integration charges	19	36

Transaction costs
Corporate	—	2
Total transaction costs	—	2

Total acquisition integration charges and transaction costs before income taxes	$19	$38
Total after income taxes	$14	$26
Per ordinary share - diluted	$0.03	$0.05

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Nine months ended September 30
	2014	2013	2014	2013	2014	2013
Acquisition integration charges
Electrical Products	$49	$24	$880	$814	$929	$838
Electrical Systems and Services	43	26	601	668	644	694
Hydraulics	11	28	286	271	297	299
Aerospace	—	—	203	193	203	193
Vehicle	—	—	482	465	482	465
Total business segments	103	78	$2,452	$2,411	$2,555	$2,489
Corporate	19	21
Total acquisition integration charges	122	99

Transaction costs
Corporate	—	9
Total transaction costs	—	9

Total acquisition integration charges and transaction costs before income taxes	$122	$108
Total after income taxes	$81	$73
Per ordinary share - diluted	$0.17	$0.15
Business segment integration charges in 2014 were related primarily to the integration of Cooper. Business segment integration charges in 2013 were related primarily to the integrations of Cooper and Polimer Kaucuk Sanayi ve Pazarlama. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2014 and 2013 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.
Acquisition-related transaction costs, such as investment banking, legal, other professional fees, and costs associated with change in control agreements, are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition-related transaction costs in 2013 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense - net and Other (income) expense - net. In Business Segment Information, the charges were included in Interest expense - net and Other corporate expense - net.
See Note 2 for additional information about business acquisitions.

Note 4. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Pension benefit expense		Other postretirement benefits expense
	Three months ended September 30
	2014	2013	2014	2013
Service cost	$47	$48	$4	$5
Interest cost	62	57	9	10
Expected return on plan assets	(86)	(77)	(1)	(2)
Amortization	30	40	1	3
	53	68	13	16
Settlement loss	14	23	—	—
Total expense	$67	$91	$13	$16

	Pension benefit expense		Other postretirement benefits expense
	Nine months ended September 30
	2014	2013	2014	2013
Service cost	$138	$142	$13	$15
Interest cost	187	170	28	27
Expected return on plan assets	(259)	(232)	(4)	(5)
Amortization	90	120	5	10
	156	200	42	47
Settlement loss	62	39	—	—
Total expense	$218	$239	$42	$47

Note 5. INCOME TAXES
The effective income tax rate for the third quarter of 2014 was expense of 6% compared to expense of 1% for the third quarter of 2013. The effective income tax rate for the first nine months of 2014 was a benefit of 6% compared to expense of 4% for the first nine months of 2013. Excluding the litigation settlements and related legal costs, as well as the gain on the sale of Eaton's Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses, all of which occurred in the second quarter of 2014, the effective income tax rate would have been expense of 6% for the first nine months of 2014 compared to 4% for the first nine months of 2013. The increase in the effective income tax rate in third quarter and the first nine months of 2014, excluding the previously mentioned litigation settlements, related costs and gain on the sale of businesses, is primarily due to the expiration of the U.S. research and experimentation tax credit plus greater levels of income in higher tax jurisdictions, including the United States, partially offset by enhanced utilization of foreign tax credits in the U.S. and favorable impacts associated with the acquisition of Cooper. See Note 1 and Note 2 for additional information about legal contingencies and the sales of businesses, respectively.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)